Exhibit 16.1

January 16, 2019

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We are the former independent accountants for HQDA Elderly Life Network Corp. (the “Company”). We have been furnished with a copy of the Company’s Form 8-K disclosing our resignation as independent public accountants of the Company. We confirm our agreement with the statements made in such disclosure insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in such disclosure regarding the appointment of or consultations with new independent accountants by the Company.

Yours truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS